As filed with the Securities and Exchange Commission December 21, 2001

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAYLOR DEVICES, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0797789 (I.R.S. Employer Identification No.)

90 Taylor Drive

North Tonawanda, New York 14120-0748

(716) 694-0800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2001 TAYLOR DEVICES, INC. STOCK OPTION PLAN

(Full title of the plan)

SANDRA S. O’LOUGHLIN, ESQ.

Hiscock & Barclay, LLP

50 Fountain Plaza

Buffalo, New York 14202-2291

Telephone (716) 856-0911

(Name, address and telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of Registration Fee
Common Stock, $.025 par value	135,000 Shares	$7.580	$1,023,300	$244.57

(1)Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee. The price per share is estimated to be $7.580 based on the average of the high and low prices of the Common Stock reported in the consolidated reporting system as of December 18, 2001, and reported by the NASDAQ System for NASDAQ SmallCap Issues.

PROSPECTUS

TAYLOR DEVICES, INC.

Common Shares

Par Value $.025 Per Share

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2001 Taylor Devices, Inc.

Stock Option Plan

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The Common Shares, par value $.025 per share, of Taylor Devices, Inc. (the "Company") offered hereby are those shares to be purchased from time to time by exercise of employee stock options ("Options") granted under the 2001 Taylor Devices, Inc. Stock Option Plan (the "Plan").

Options under the Plan are or will be granted as set forth herein to eligible employees and directors of the Company and its subsidiaries.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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Neither delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Taylor Devices, Inc. since the date hereof or the dates as of which information is set forth herein.

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This document constitutes part of a Prospectus covering securities that have been registered under the Securities Act of 1933.

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The date of this Prospectus is December 21, 2001

TABLE OF CONTENTS

PRELIMINARY INFORMATION	Page 2
Information Required in the Section 10(a) Prospectus	2
Filings with the Securities and Exchange Commission	2
Documents Incorporated by Reference	3
Company Information and Plan Annual Information	3

PLAN INFORMATION	4
General Plan Information	4
Securities to Be Offered	4
Employees Who May Participate in the Plan	4
Key Employees Who Are not Directors	4
Directors	5
Exercise of Options	5
Determination of Fair Market Value	7
Resale Restrictions	7
Tax Effects of Plan Participation	7
Incentive Stock Options	8
Non-Qualified Stock Options	9
Gain and Loss	9
General	9
Accounting Treatment	10
Investment of Funds	10
Withdrawal from the Plan	10
Termination, Forfeitures and Penalties	10
Amendment of Plan	10

Attachments to the Prospectus:
A. 2001 Taylor Devices, Inc. Stock Option Plan
B. Form of Stock Option Agreement

PRELIMINARY INFORMATION

Information Required in the Section 10(a) Prospectus

No person is authorized to give any information or to make any representation not contained in this Prospectus in connection with the matters described in this Prospectus, and if given or made, such information or representation must not be relied upon. This Prospectus does not constitute an offer to sell or a solicitation for an offer to purchase, any securities other than the securities covered by this Prospectus, by the Company, or any other person, to any person to whom it is unlawful to make such offer. Neither the delivery of this Prospectus nor any distribution of the securities made under this Prospectus shall, under any circumstances, create an implication that there has been no change in the affairs of the Company or in the information set forth herein since the date of this Prospectus.

Filings with the Securities and Exchange Commission

The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement", which term encompasses all amendments, exhibits, annexes, and schedules thereto) under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock, par value $.025 per share, of the Company (the "Common Shares") registered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the amendments, exhibits, annexes, and schedules thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement, or other document referred to are not necessarily complete. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement and the exhibits thereto, reference is hereby made to the exhibit for a more complete description of the matter involved, and each statement made herein shall be deemed qualified in its entirety by such reference.

The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith the Company files periodic reports, proxy and information statements, and other information with the Commission. The Registration Statement and the exhibits thereto filed by the Company with the Commission, as well as such reports, proxy and information statements and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or at a regional office of the Commission, such as 223 Broadway, New York, New York 10279, and The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; or on the EDGAR system at the Commission's web site at www.sec.gov. Copies of such material may also be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

Documents Incorporated by Reference

The following documents or portions thereof filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

(a) the Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

In addition to the above items, all reports and definitive proxy statements filed pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus, and prior to the filing with the Commission of a post-effective amendment to the Registration Statement which indicates that all Stock Options and Common Shares subject to the Plan have been sold or which deregisters all such Stock Options and Common Shares then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Company Information and Plan Annual Information

Participants in the Plan can obtain additional information about the Company, and the Plan and its administrators, as well as copies of the documents set forth above without charge, upon written or oral request, to Kathleen Nicosia, Shareholder Relations Manager, Taylor Devices, Inc., 90 Taylor Drive, North Tonawanda, New York 14120, or by telephone at (716) 694-0800.

PLAN INFORMATION

General Plan Information

The Plan provides for the grant of Options to certain employees of the Company and of any subsidiary, the majority of the voting stock of which is owned, directly or indirectly, by the Company ("Subsidiary"), as well as to the Company’s Directors. The employees will be selected by the Compensation Committee comprised of two or more Directors who are appointed by the Board of Directors, selected from those Directors who are not employees of the Company or any Subsidiary ("Committee"). On the date of this Prospectus, the Committee consists of Messrs. Randall L. Clark, Joseph P. Gastel and Donald B. Hofmar. Committee members are eligible to participate in the Plan on a restricted basis pursuant to a predetermined formula.

The purpose of the Plan is to provide for the grant of Options to employees who are largely responsible for the management, growth and protection of the Company’s business, who are making, and can continue to make, substantial contributions to the success of the Company, and who thereby may be encouraged to acquire a larger ownership interest in the Company. The Board of Directors believe that by so doing, these employees will increase their proprietary interest in the Company, will be provided with greater incentive for their continued employment, and will promote the interests of the Company and all its shareholders.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

Securities to Be Offered

At the time of granting the Option, the Committee may designate an Option as either an Incentive Stock Option ("Incentive Stock Option") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or an Option not intended to qualify under the Code ("Non-Qualified Stock Option") (collectively, "Options"), or any combination thereof. Any combination or portion of a grant of Options that is not designated as Incentive Stock Options shall be Non-Qualified Stock Options. As used with respect to any particular Option, "Grant Date" means the date as of which such Option is granted by the Board or the Committee pursuant to the Plan.

Employees Who May Participate in the Plan

Key Employees Who Are not Directors. The Committee may from time to time, subject to the provisions of the Plan, grant Options, which may be to key employees of the Company or of a Subsidiary who are not Directors. The Committee may designate any Option granted as either an Incentive Stock Option or a Non-Qualified Stock Option, or the Committee may designate a portion of the Option as an Incentive Stock Option and the remaining portion as a Non-Qualified Stock Option.

Directors. On April 18 of each year that the Plan is in effect, commencing April 18, 2002, Incentive Stock Options to purchase 5,000 Common Shares will be granted to each employee-Director, and Non-Qualified Stock Options to purchase 5,000 Common Shares will be granted to each non-employee Director. Such Options shall vest and be exercisable immediately and expire not later than 10 years after the Grant Date; provided however, that any Option designated as an Incentive Stock Option granted to a more than 10% shareholder shall terminate not later than five years after the Grant Date. No additional Options may be granted to such individuals, absent an amendment to the Plan. If the President of the Company determines, in his sole discretion, that on such date that the Company is in possession of material non-public information concerning the Company’s business, the grant shall be delayed until the third day following publication of such information or the date of the event which renders such information immaterial.

No preemptive rights are applicable to the Common Shares covered by the Plan.

Exercise of Options

A person electing to exercise an Option shall give written notice to the Company, in such form as the Committee shall have prescribed or approved, of such election and of the number of Common Shares he or she has elected to purchase and shall at the time of exercise tender the full purchase price of any shares he or she has elected to purchase. The purchase price upon the exercise of an Option shall be paid in full in cash; provided however, that in lieu of cash, with the approval of the Committee at or prior to exercise, an Optionee may exercise his or her Option by tendering to the Company Common Shares owned by him or her and having a fair market value equal to the cash exercise price applicable to his or her Option, with the then fair market value of such Common Shares to be determined in the manner described below. If, however, an Optionee pays the Option exercise price of a Non-Qualified Stock Option in whole or in part in the form of unrestricted Common Shares already owned by such Optionee, the Company may require that the Optionee have owned the Common Shares for a period of time that would not cause the exercise to create a charge to the Company’s earnings. Such provisions may be used by the Company to prevent a pyramid exercise.

As conditions to exercising an Option, the holder must (1) arrange to pay the Company any amount required to be withheld under any tax law on the account of the exercise, and (2) in the case of an Incentive Stock Option, agree to notify the Company of any disqualifying disposition (as defined in Section 421 of the Code) of the Common Shares acquired upon the exercise and agree to pay the Company any amount required to be withheld under any tax law on account of the disposition. Any payment on account of withholding taxes shall be made in a form acceptable to the Committee.

A person may, in accordance with other provisions of the Plan, elect to exercise Options in any order, notwithstanding the fact that Options granted to him or her prior to the grant of the Options selected for exercise are unexpired.

An Optionee shall have no rights as a shareholder with respect to any Common Shares covered by his or her Option until the date a stock certificate is issued evidencing ownership of such Common Shares. No adjustment shall be made for dividends (ordinary or extraordinary) whether in cash, securities, or other property, or distributions or other rights for which the record date is prior to the date such Stock Certificate is issued, except for changes in capitalization of the Company.

Common Shares offered under the Plan shall be either authorized but unissued Common Shares or Common Shares reacquired by the Company, including Common Shares purchased in the open market. Should any outstanding Option expire or be terminated, Common Shares allocable to the unexercised portion of such Option may again be made subject to Option under the Plan

Options shall not be exercisable in whole or in part if at any time the Board of Directors or the Committee determines in its discretion that the listing, registration, or qualification of the Common Shares subject to such Options on any securities exchange or under any applicable law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition or, or in connection with, the granting of the Options, or the issuance of Common Shares unless the listing, registration, qualification, consent, or approval is effected or obtained free of any conditions not acceptable to the Board.

To the extent that the aggregate fair market value, determined as of the Grant Date, of Common Stock with respect to which Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its Subsidiaries) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit, according to the order in which such Options are granted, shall be treated as Non-Qualified Stock Options.

If the Board of Directors or the Committee, as the case may be, determines that a registration statement under the Securities Act with respect to the Common Shares issuable upon exercise of any Options is not in effect at the time of exercise, as a condition of the issuance of such Common Shares, the person exercising such Options shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he or she is acquiring the Common Shares for his or her own account for investment purposes, and not with a view toward disposition. The Company may place upon any stock certificate for Common Shares issuable upon exercise of Options a legend to prevent disposition of such Common Shares in violation of the Securities Act or other applicable law.

Determination of Fair Market Value

For purposes of the Plan, "fair market value" is the mean between the high and low prices for a share of Common Stock, as quoted by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for the Grant Date; if there is only one price quoted for the day of grant, then the fair market value shall be such price; and if no such price is quoted for the Grant Date, then the fair market value shall be the previous closing price. In the event that no previous closing price is available, then the fair market value of one Common Share on the Grant Date shall be determined by the Committee or by the Board of Directors.

The Option price shall be 100% of the fair market value of each Common Share on the date the Option is granted. If an Incentive Stock Option is granted to an individual owning (directly or indirectly) more than 10% of the total combined voting power of outstanding Common Shares and Common Shares of any Subsidiary, the purchase price per share shall be 110% of the fair market value (and the Option shall not be exercisable more than five years from the Grant Date).

Resale Restrictions

No Option is assignable or transferable, other than by will or the laws of descent and distribution; and during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.

Common Shares purchased upon the exercise of Options will be freely transferable under the Securities Act, except for Common Shares issued to any person who may be deemed to be an "affiliate" of the Company, as defined in Rule 144 of the Commission under the Securities Act, on the date of transfer by such person. Persons who may be affiliates of the Company generally include individuals and entities that control, are controlled by, or are under common control with, the Company, and may include principal shareholders, members of the Board of Directors, and executive officers of the Company, of Tayco Developments, Inc., and of Tayco Realty Corporation. Affiliates may not sell Common Shares, except pursuant to an effective registration statement under the Securities Act which covers such sale, or in compliance with Rule 144, or another applicable exemption from the registration requirements of the Securities Act.

Common Shares acquired by persons subject to Section 16(b) of the Exchange Act ("Reporting Persons") upon the exercise of an Option shall not be sold or transferred until at least 6 months after the Grant Date.

Tax Effects of Plan Participation

The Company is advised by counsel that, under the present provisions of the Code and the regulations thereunder, the federal income tax treatment of Options under the Plan will depend upon whether the Option is (1) an Incentive Stock Option intended to qualify under Section 422 of the Code or (2) a Non-Qualified Stock Option (all other options).

The federal income tax consequences described herein are based on laws and regulations in effect on July 20, 2001, and there is no assurance that the laws and regulations will not change in the future and affect the tax consequences of the matters discussed in this section. Optionees also may be subject to additional taxes under state tax laws which may differ from the applicable federal income tax laws described in this section.

Incentive Stock Options.

Generally, no taxable ordinary income is recognized by an employee upon the exercise of an Incentive Stock Option. If Common Shares acquired pursuant to the exercise of an Incentive Stock Option are held by the employee for at least two years from the Grant Date and at least one year from the date the Common Shares are transferred to that employee, and, if that employee remains employed by the Company at all times from the Grant Date until three months before the date of exercise (or one year before the date of exercise in the case of a disabled employee or three months before death in the case of a deceased employee), the employee will not recognize income for regular tax purposes upon the exercise of the Option. Exercise may result in recognition of income for alternative minimum tax purposes. Beginning January 1, 2003, upon the exercise of an Incentive Stock Option, the difference between the fair market value and the exercise price may constitute taxable wages under the Federal Insurance Contribution Act (FICA) and Federal Unemployment Tax Act (FUTA).

Upon the later disposition of the Common Shares, the employee will recognize long-term capital gain or loss equal to the difference between the sales price and the purchase price. Under these circumstances, the Company will not receive a tax deduction at the time of either exercise or disposition. If the Common Shares acquired pursuant to the exercise of an Incentive Stock Option are not held by the employee for the time periods indicated above or otherwise fail to qualify, the Option will be treated as a Non-Qualified Stock Option and the disposition will be subject to the income tax treatment described below under "Non-Qualified Stock Options".

The Committee may, in its discretion, grant Options that expire later than three months after termination of employment. Options exercised later than three months after termination of employment (except in the case of disability of the employee or death of the employee within three months of termination, in which case the applicable period is one year) will be treated for income tax purposes as Non-Qualified Stock Options.

The amount by which the fair market value of the Common Shares on the exercise date of an Incentive Stock Option exceeds the purchase price will be an item of "tax preference" for purposes of the federal alternative minimum tax provisions of the Code.

Non-Qualified Stock Options.

Unlike an Incentive Stock Option, the exercise of a Non-Qualified Stock Option results in the recognition of income for tax purposes which is subject to income tax withholding and may be subject to FICA tax withholding. However, the exercise of a Non-Qualified Stock Option does not result in an item of "tax preference" for purposes of the federal alternative minimum income tax.

Upon exercise of a Non-Qualified Stock Option, an Optionee, other than a person subject to Section 16(b) of the Securities Exchange Act of 1934 ("Reporting Person"), will recognize compensation, taxable as ordinary income, in an amount equal to the excess of the fair market value of the Common Shares over the purchase price on the date of exercise.

An Optionee’s tax basis in Common Shares received upon exercise of Options will generally be any purchase price paid plus the amount of taxable compensation recognized.

In general, the Company will be entitled to a deduction (subject to any general limitations) in connection with awards under the Plan only at such time, and in such amount as Optionees recognize ordinary income in connection with the awards. Thus, in the case of an Incentive Stock Option, assuming there is no disqualifying disposition, the Company will not be entitled to a deduction because the Optionees will not recognize ordinary income. When exercise of a Non-Qualified Stock Option results in ordinary income to the Optionee, the Company will be entitled to claim the available deduction. The Code requires satisfaction of the applicable reporting requirements as a condition to the Company’s claiming its deduction.

Gain and Loss.

If Common Shares acquired through the exercise of a Non-Qualified Stock Option are sold, the Optionee will generally recognize capital gain (or loss) equal to the amount by which the proceeds of sale exceed (or are less than) the Optionee’s basis in the Common Shares. The gain (or loss) will be long term if the Common Shares acquired under the 2001 Plan have been held for more than 12 months. If an Optionee pays part or all of the exercise price of a Non-Qualified Stock Option by surrendering previously acquired Common Shares, then such Optionee’s tax basis (and capital gains holding period) in the surrendered shares carries over to an equivalent number of shares purchased by exercise of the Option. If the Optionee uses stock previously acquired as Incentive Stock Option stock for purposes of paying for stock in a later exercise but prior to the expiration of the required holding period for the Incentive Stock Option stock, this will be treated as a disqualifying disposition for such stock.

General. The Common Shares to be issued or transferred pursuant to the Plan will be common stock made available, at the discretion of the Board of Directors of the Company, either from authorized but unissued shares, or from shares reacquired by the Company, including shares purchased on the open market.

Accounting Treatment

Under the Plan, neither the grant nor exercise of an Option results in a charge against earnings.

Investment of Funds

The cash proceeds to be received by the Company upon exercise of the Options will be used for general corporate purposes.

Withdrawal from the Plan

Withdrawal from the Plan occurs only upon termination of employment as set forth in the Plan. However, the Committee is under no obligation to continue awarding Options to employees to whom Options were previously awarded.

Termination, Forfeitures and Penalties

No Options may be granted under the Plan after November 2, 2006. Options granted under the 2001 Plan shall terminate on the date determined by the Committee and specified in the option agreement which will accompany each grant of an Option, but, in any event, not later than 10 years after the Grant Date. An Option held by an individual whose employment is terminated shall terminate (1) if the Optionee’s employment is terminated due to becoming permanently and totally disabled, one year after the date of termination of employment (in the case of Incentive Stock Options) and upon the expiration date (in the case of Non-Qualified Stock Options); (2) if the Optionee’s employment is terminated due to death or death occurs within three months after termination of employment (a) in the case of an Incentive Stock Option, one year after the date of termination of employment, and (b) in the case of a Non-Qualified Option, within one year from the date of the Optionee’s death; (3) immediately, if employment is terminated for cause, unless some other expiration date is fixed by the Committee; or (4) three months after the date employment terminates for any other reason in the case of Incentive Stock Options, or 18 months after the date employment terminates, or such other date as the Committee may fix in the case of Non-Qualified Stock Options. Whether an authorized leave of absence for military or governmental service constitutes termination of employment for purposes of the Plan shall be determined by the Committee. In no event, however, shall any Option be exercisable after its expiration date.

No Option granted under the Plan is assignable or transferable, other than by will or the laws of descent and distribution; during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. From time to time, the Committee may place additional limitations on the exercisability of Options.

Amendment of Plan

The Board of Directors may at any time terminate, modify, or suspend the Plan, provided that, without the approval of the shareholders, no amendment or modification shall be made by the Board which (1) increases the maximum number of shares for which Options may be granted under the Plan, (2) alters the method by which the Option price is determined, (3) extends any Option for a period longer than 10 years after the Grant Date, (4) materially modifies the eligibility requirements for participation in the Plan, or (5) alters the amendment provisions of the Plan to defeat its purpose. Further, no amendment, modification, suspension, or termination of the Plan shall in any manner affect any Option granted under the Plan without the consent of the Optionee or any person validly claiming under or through the Optionee.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

(INFORMATION NOT REQUIRED IN THE PROSPECTUS)

Incorporation of certain documents by reference

The following documents are hereby incorporated by reference in this Registration Statement:

(a) The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing with the Commission of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents.

Description of securities

Pursuant to the terms of the Plan, the Committee is authorized to issue, upon exercise of the Options granted, Common Shares either from authorized but unissued Common Stock, or from Common Stock reacquired by the Company. The aggregate number of Common Shares which may be distributed under the Plan shall not exceed 135,000, subject to proportional adjustment in the event of changes in capitalization of the Company.

The Certificate of Incorporation authorizes the Company to issue up to 8,000,000 shares of Common Stock, of which, as of the date of this Prospectus, 2,826,791 shares of Common Stock are issued and outstanding; 183,538 shares of Common Stock are held in the Company’s Treasury; 17,000 shares of Common Stock are reserved under the 1998 Taylor Devices, Inc. Stock Option Plan; 31,390 shares of Common Stock are reserved for issuance under the 1999 Taylor Devices, Inc. Employees Stock Purchase Plan ; 135,000 shares of Common Stock are reserved for issuance under the 2001 Taylor Devices, Inc. Employee Stock Purchase Plan; and 135,000 Common Shares are reserved for issuance under the Plan.

Shares of Common Stock are entitled (a) to dividends when and as declared by the Board of Directors, subject to any rights of preferred stock of the Company that may be hereafter issued; (b) to one vote per share on each matter properly submitted to shareholders for their vote; and (c) to participate ratably in the net assets of the Company in the event of liquidation, subject to any prior rights of preferred stock of the Company that may hereafter be issued. The Company is currently restricted from issuing dividends under credit arrangements with its lender. Outstanding shares of Common Stock are fully paid and are not subject to further calls or assessments. Holders of Common Stock do not have preemptive rights.

The Certificate of Incorporation of the Company authorizes the Board of Directors to issue up to 2,000,000 shares of preferred stock, $.05 par value, with such rights and privileges, including voting rights, as it may deem appropriate. Five thousand (5,000) preferred shares have been designated by the Board of Directors as "Series A Junior Participating Preferred Stock" ("Series A Stock") in connection with the issuance by the Company of certain shareholder rights ("Rights"), as more particularly described in the Rights Agreement between the Company and Regan & Associates, Inc., as Rights Agent, dated October 5, 1998, attached as Exhibit 4 to the Company’s Registration Statement on Form 8-A filed with the Commission on or about October 6, 1998 ("Rights Agreement"). The Certificate of Amendment to the Company’s Certificate of Incorporation designating the Series A Stock was filed by the New York Secretary of State on October 9, 1998 (the "Amendment").

In accordance with the Amendment and the Rights Agreement, the Company declared a dividend of one Right for each outstanding share of the Company’s Common Stock, to shareholders of record at the close of business on October 19, 1998 (the "Record Date"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one two-thousandths (1/2000th) of a share of Series A Stock, at a purchase price of $5.00 per unit of 1/2000th of a share, subject to adjustment.

Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. A distribution date will occur and the Rights will separate from the Common Stock upon the earliest of (1) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 30% or more of the shares of Common Stock then outstanding; (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 24% or more of such outstanding shares of Common Stock (unless such tender offer or exchange offer is an offer for all outstanding shares of Common Stock which a majority of the unaffiliated Directors who are not officers of the Company determine to be fair to and otherwise in the best interests of the Company and its shareholders); and (3) the date the Board of Directors declares a person to be an "Adverse Person," upon a determination by the Board that such Person, together with his affiliates or associates, is or has become the beneficial owner of 24% or more of the shares of Common Stock outstanding, and upon a determination by at least a majority of the continuing Directors who are not officers of the Company, after reasonable inquiry and investigation, that (a) such beneficial ownership by such person is intended to cause the Company to repurchase the Common Stock beneficially owned by such person or to cause pressure on the Company to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where such continuing Directors determine that the best long-term interests of the Company and its shareholders would not be served by taking such action or entering into such transactions or series of transactions at that time; or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers, impairment of the Company’s ability to maintain its competitive position or impairment of the Company’s business reputation or ability to deal with governmental agencies) on the business or prospects of the Company.

The power of the Board of Directors to issue preferred shares, such as Series A Stock, may enable the Board of Directors to prevent a change in control despite a shift in ownership of the Common Shares. In addition, the Board of Directors’ power to issue additional Common Shares may delay or deter a change in control by increasing the number of Common Shares needed to gain control.

In addition, under New York law, the Company cannot enter into certain business combinations involving persons beneficially owning 20% or more of the shares of Common Stock, unless the Board of Directors has approved the business combination or the stock acquisition by which the person’s interest reached 20% ("Stock Acquisition") prior to the date of the Stock Acquisition. This restriction applies for 5 years after the date of the Stock Acquisition, and thereafter, the Company may enter into a business combination with the interested person (1) if the combination is approved by vote of the holders of a majority of the Common Stock beneficially owned by disinterested shareholders or (2) as part of the business combination if the disinterested shareholders receive a price for their Common Stock equal to or greater than the price determined in accordance with a statutory formula intended to assure that the shareholder will receive an equitable price in the business combination. New York law also prevents the Company from purchasing more than 10% of the shares of Common Stock for more than their market value unless the purchase is approved by the Board of Directors and by a majority vote of all outstanding Common Stock, unless the offer to purchase is extended to all shareholders, or unless the offer is for Common Stock the holder has held for more than 2 years.

The Common Stock is listed on the NASDAQ SmallCap Issues Market.

Indemnification of Directors and Officers

The Certificate of Incorporation of the Company eliminates or limits the personal liability of the members of the Company’s Board of Directors to the fullest extent permitted under the New York Business Corporation Law (the "BCL"), providing that directors will not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent required by law. The BCL requires that a director be liable if a judgment or other final disposition adverse to the director establishes that (1) such director’s acts or omissions were in bad faith or involved intentional misconduct or knowing violation of law; or (2) such director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (3) the acts of such director violated Section 719 of the BCL. Section 719 provides that, unless a director performs the duties of a director in good faith and with a degree of care which an ordinary prudent person in a like position would use under similar circumstances, the director may be liable for voting or concurring in the following corporate actions; (a) the declaration of an illegal dividend; (b) a corporation’s repurchase of its own shares when the repurchase is not authorized by New York law; (c) the distribution of assets to shareholders after dissolution of the corporation without adequately providing for known liabilities of the corporation; and (d) a loan by a corporation to any director unless the loan is authorized by a vote of shareholders.

The Company’s by-laws require the Company to indemnify any person (including any director, officer or employee) to the full extent permitted by law, who is made, or threatened to be made, a party to any action or proceeding, whether criminal or civil, by reason of the fact that such person is or was a director or officer of the Company or serves or serves any other corporation in any capacity at the request of the Company.

In 1996, the Company also entered into Indemnity Agreements (each, an "Indemnity Agreement") with certain of its executive officers and directors (the "Indemnitees") by which the Company formally agreed to indemnify them in the event that they, or any of them, is made a party to or is threatened to be made a party to, or is otherwise involved in a proceeding (other than a proceeding by or in the right of the Company to procure a judgment in its favor), against all expenses, liabilities, judgments, fines and penalties actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such proceeding, but only if Indemnitee acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, in addition, had no reasonable cause to believe that his conduct was unlawful.

Under the Indemnity Agreement, no indemnification can be made for (i) judgments, fines, penalties, or amounts paid in settlement by or on behalf of Indemnitee; or (ii) other expenses with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company, unless and only to the extent that any court in which such proceeding was brought determines upon application that, despite any adjudication of liability but in view of all circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such judgments, fines, penalties, or expenses as such court shall deem proper. The Indemnity Agreement also excludes, among others, any right to payments made under any insurance policy, or payments paid to an Indemnitee, otherwise than pursuant to the Indemnity Agreement.

Exhibits

Exhibit Number	Description	Page
4.1	2001 Taylor Devices, Inc. Stock Option Plan (incorporated by reference to Exhibit "A" to Taylor Devices, Inc. Proxy Statement dated September 27, 2001, Commission File No. 0-3498).	22
4.2	Form of Stock Option Agreement.	23
5	Opinion of Hiscock & Barclay, LLP regarding legality of common stock being registered.	29
23.1	Consent of Lumsden & McCormick, LLP	31
23.2	Consent of Hiscock & Barclay, LLP (included in their Opinion filed as Exhibit 5).

Undertakings

1. The undersigned Company hereby undertakes:

(a) To file, during any period in which the Company offers or sells securities, a post-effective amendment to this Registration Statement, to include any additional or changed material information on the plan of distribution not previously disclosed in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(c) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Tonawanda, State of New York, on the 21th day of December, 2001

TAYLOR DEVICES, INC.

By:	/s/Douglas P. Taylor Douglas P. Taylor, President, Chief Executive Officer and Director (Principal Executive Officer)
and
By:	/s/Kenneth G. Bernstein Kenneth G. Bernstein, Treasurer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Douglas P. Taylor his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature
/s/ Randall L. Clark Randall L. Clark, Director Date: December 21, 2001	/s/ Richard G. Hill Richard G. Hill, Director Date: December 21, 2001
/s/ Joseph P. Gastel Joseph P. Gastel, Director Date: December 21, 2001	/s/ Donald B. Hofmar Donald B. Hofmar, Director Date: December 21, 2001

Exhibit 4.1

2001 Taylor Devices, Inc.

Stock Option Plan

INCORPORATED BY REFERENCE TO 2001 PROXY STATEMENT

FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

ON SEPTEMBER 27, 2001

Exhibit 4.2

Form of Stock Option Agreement

SUMMARY OF OPTION GRANT

2001 TAYLOR DEVICES, INC. STOCK OPTION PLAN

Name of Optionee: __________________________________

Address of Optionee: ________________________________

________________________________

Taxpayer Identification Number: _______________

Number of Options: ______________

Exercise Price per Share: ______________

________Incentive Stock Options

OR

________Non-Qualified Stock Options       Date of Grant: _________  Expiration Date: ________

STOCK OPTION AGREEMENT

The undersigned, TAYLOR DEVICES, INC., a New York corporation with offices at 90 Taylor Drive, North Tonawanda, New York 14120 (the "Company") and the above named Optionee, an individual residing at the address shown in the above, hereby enter into this STOCK OPTION AGREEMENT effective as of the Date of Grant (the "Agreement"), as stated above, upon the Terms and Conditions attached hereto and expressly incorporated into this Agreement (the "Terms and Conditions").

TAYLOR DEVICES, INC.

By: ___________________

Douglas P. Taylor, President

The undersigned Optionee hereby agrees to the Terms and Conditions, and acknowledges receipt from the Company of a copy of the 2001 Taylor Devices, Inc. Stock Option Plan and a Plan Prospectus dated December 21, 2001.

OPTIONEE:

_____________________________________

[NAME]

TERMS AND CONDITIONS

OF

2001 TAYLOR DEVICES, INC. STOCK OPTION PLAN

Optionee is an [employee/ director] of the Company. The Compensation Committee of the Company (the "Committee") has determined that the Optionee is a key employee of the Company, or has otherwise met the criteria necessary for the grant of options under the 2001 Taylor Devices, Inc. Stock Option Plan (the "2001 Plan"). The 2001 Plan was adopted by the Board of Directors of the Company and approved by shareholders on November 2, 2001. The Committee has elected to grant options to the Optionee, which options shall be exercised in accordance with this Agreement and the 2001 Plan; and

Optionee wishes to accept this grant.

NOW, THEREFORE, the Company and the Optionee agree as follows:

1. Grant of Options. By this Agreement, the Company grants to the Optionee, and the Optionee accepts from the Company as of the date of this Agreement, on the terms and conditions set forth herein, options (individually or collectively referred to as the "Options") to purchase the number of shares of its common stock, $0.025 par value (the "Common Stock"), at the purchase price per share, set forth above in the Summary of Option Grant. As specified in such Summary of Option Grant, the Options are either Incentive Stock Options, or Non-Qualified Stock Options which will not be treated as "Incentive Stock Options" under the Internal Revenue Code of 1986, as amended (the "Code"). As provided in the 2001 Plan, to the extent that the aggregate fair market value (determined as of the Grant Date) of Common Stock with respect to which Options are exercisable for the first time by Optionee during any calendar year (under all plans of the Company and its Subsidiaries) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which granted) shall be treated as Non-Qualified Stock Options notwithstanding any inconsistent designation in the Summary of Option Grant.

The Options are issued under and subject to all of the terms and conditions of the 2001 Plan. The 2001 Plan, except as expressly modified by the provisions set forth in this Agreement, is hereby incorporated by reference into this Agreement. Terms defined in the 2001 Plan and not otherwise defined in this Agreement shall have the meanings set forth in the 2001 Plan.

2. Term of Option. The Options shall terminate on and shall not be exercisable after the Expiration Date set forth above in the Summary of Option Grant and in no event more than ten (10) years after the Date of Grant. In the event that the Options shall be designated as Incentive Stock Options and granted to a more than ten percent (10%) shareholder of the Company, the Options shall terminate not later than five (5) years after the Date of Grant, as set forth in this Agreement. Except as provided herein, the Options may be exercised only during the continuance of the Optionee’s employment with the Company.

a. Options held by an Optionee who is Permanently and Totally Disabled shall terminate (i) in the case of Incentive Stock Options, one (1) year after the date of termination of employment, and (ii) in the case of Non-Qualified Stock Options, upon their Expiration Date.

b. An Option held by an Optionee whose employment is terminated due to death or who dies within three (3) months after termination of employment shall terminate (i) in the case of an Incentive Stock Option, one (1) year after the date of termination of employment, and (ii) in the case of a Non-Qualified Stock Option, within one (1) year from the date the Optionee's death, and the Option shall be exercisable within such period of one (1) year by the executor or administrator of the Optionee's estate or by the person to whom the Optionee shall have transferred such right by last will and testament or by the laws of descent or distribution.

c. Options held by an Optionee who is terminated for cause, as determined by the Committee, shall expire immediately upon the date of termination unless some other expiration date is fixed by the Committee.

d. Options held by an Optionee whose employment with the Company terminates for any reason other than those specified in subsections (a), (b) or (c) above shall expire (i) in the case of Incentive Stock Options, three (3) months after the date of termination; and (ii) in the case of Non-Qualified Stock Options, eighteen (18) months after the date of termination.

e. Notwithstanding the foregoing, no Option shall be exercisable after the Expiration Date.

The Committee shall determine in its discretion whether an authorized leave of absence or an absence for military or governmental service shall constitute termination of employment for purposes of the 2001 Plan. Any determination by the Committee shall be final, conclusive and binding upon the affected Optionee and any person claiming under or through such Optionee. Termination of employment with any Subsidiary in order to accept employment with another Subsidiary or while remaining an employee of the Company or of any Subsidiary shall not be termination of employment for the purposes of this Agreement.

3. Exercise of Options. The Optionee shall exercise all or any part of the vested Options by giving written notice to the Company, in such form as the Committee shall have prescribed or approved, of such election and of the number of shares he or she has elected to purchase. The purchase price per share of the Options shall be the price set forth in the Summary of Option Grant above. The full purchase price of the shares as to which the Options are being exercised shall be paid in cash; provided, however, that in lieu of cash, with the approval of the Committee at or prior to exercise, an Optionee may exercise his or her Options by tendering to the Company shares of Common Stock owned by him or her pursuant to Section 9(b) of the 2001 Plan.

4. Shareholder Rights. Neither the Optionee nor any transferee under this Agreement shall have any rights as a shareholder with respect to any shares subject to Options until the date a stock certificate is issued evidencing ownership of such shares. The Company shall deliver to the Optionee a certificate representing the shares as to which options have been exercised as soon as administratively feasible following such exercise.

5. Non-Transferability. Options shall not be assignable or transferable by the Optionee other than by will or the laws of descent and distribution. During the lifetime of an Optionee, the Options shall be exercisable only by such Optionee. Any transfer of Options attempted in violation of this Agreement shall be void.

6. Compliance with Securities Laws. No Options shall be exercisable in whole or in part if at any time the Committee or the Board of Directors, as the case may be, shall determine, in its discretion, that the listing, registration, or qualification of the shares subject to such Options on any securities exchange or under any applicable law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of or in connection with the granting of such Options or the issue of shares thereunder unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board. If a registration statement under the Securities Act of 1933 with respect to shares issuable upon exercise of any Options is not in effect at the time of exercise, the person exercising such Option shall give the Committee a written statement, satisfactory in form and substance to the Committee, that he or she is acquiring the shares for his or her own account for investment and not with a view to their distribution, and the Company may place upon any stock certificate for shares issuable upon exercise of such Options such legend as the Committee may prescribe to prevent disposition of the shares in violation of the Securities Act of 1933 and any other applicable law.

7. Reporting. In the event the Optionee disposes of the shares acquired from the Options and, as a result of the disposition, recognizes ordinary income, the Optionee shall give written notice to the Company, as soon as reasonably practicable, of such disposition and the amount taxable as ordinary income to the Optionee as a result of the disposition.

8. Notices. All notices provided for under this Agreement shall be in writing and shall be delivered by hand or sent by certified mail to the addresses specified in the Summary of Option Grant above or to such other addresses that the respective parties may designate in writing.

9. No Right to Employment. Nothing contained in this Agreement, nor the granting of any Options to the Optionee hereunder, shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company to employ or continue employment of Optionee for any specific period.

10. Interpretation. This Agreement shall be governed by and construed under the laws of the State of New York, without reference to conflict-of-laws principles. All decisions and interpretations made by the Committee or the Board of Directors with respect to any question arising under this Agreement or the 2001 Plan shall be conclusive and binding upon the Optionee.

11. Amendment. No term, condition, understanding or agreement purporting to modify the terms of this Agreement shall be binding unless made in writing and signed by both parties hereto.

12. Waiver. No failure of a party to exercise any power given to it under this Agreement or to insist upon strict compliance with any obligation or condition thereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its rights to demand exact compliance with the terms of this Agreement.

13. Binding on Heirs, etc. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and the Optionee and his or her heirs, executors and administrators.

Exhibit 5
Legality Opinion and Consent

December 20, 2001

Taylor Devices, Inc.
90 Taylor Drive
PO Box 748
North Tonawanda, New York 14120-0748
Attention: Douglas P. Taylor, President and CEO

Re: 2001 Taylor Devices, Inc. Stock Option Plan

Ladies and Gentlemen:

We have represented Taylor Devices, Inc. (the "Company") in connection with the issuance by the Company of up to 135,000 shares of its common stock, par value $0.025 per share (the "Shares"), subject to options to be granted ("Stock Options") pursuant to the 2001 Taylor Devices, Inc. Stock Option Plan (the "Plan"). This opinion is being submitted at your request for use as an Exhibit to the Company’s Registration Statement on Form S-8 in accordance with the Securities Act of 1933 (the "Act"), which Registration Statement is to be filed with the Securities and Exchange Commission (the "SEC") on or about December 21, 2001 (the "Registration Statement").

In preparing this opinion, we examined (1) the Plan; (2) the Company’s Certificate of Incorporation and By-laws, each as amended; (3) the Annual Report on Form 10-KSB for the fiscal year ended May 31, 2001; (4) the Quarterly Report on Form 10-QSB for the fiscal quarter ended August 31, 2001; (5) the Proxy Statement, dated September 27, 2001, mailed to shareholders in connection with the Annual Meeting of Shareholders held on November 2, 2001; (6) the resolutions of the Board of Directors approving the Plan, dated August 22, 2001; (7) the Issuer Statement on Form M-11 filed with the New York Department of Law on or about December 10, 1998 (collectively, the "Reviewed Documents"), and such questions of law as we have deemed necessary or appropriate.

In rendering this opinion, other than our review of the Reviewed Documents, we have made no inquiry as to any factual matter. Based on the foregoing, and assuming that:

(a) the Plan has been duly adopted;

(b) on the dates of exercise, the Stock Options (i) will have been duly granted in accordance with the Plan; (ii) will constitute the legal, valid, and binding obligations of the Company; and, (iii) subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors’ rights generally, will be enforceable as to the Company in accordance with the terms of the Plan; and

(c) no change occurs in the applicable law or the pertinent facts.

it is our opinion that the Shares are duly authorized and, when the Stock Options are exercised in accordance with their terms and the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of New York, and we express no opinion as to the effect of the laws of any other jurisdiction.

We consent to the use of this opinion as an Exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or of the Rules and Regulations of the SEC thereunder.

Very truly yours,

/s/ Hiscock & Barclay, LLP

Exhibit 23.1

Consent of Lumsden & McCormick, LLP

[LETTERHEAD OF LUMSDEN & McCORMICK, LLP]

To the Board of Directors of

Taylor Devices, Inc.

Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 2, 2001, which appears on page 21 of the Annual Report to the Securities and Exchange Commission of Taylor Devices, Inc. on Form 10-KSB for the fiscal year ended May 31, 2001.

/s/ Lumsden & McCormick, LLP

LUMSDEN & McCORMICK, LLP

Buffalo, New York

December 20, 2001